Exhibit 99.1

News Release

EPSILON ANNOUNCES ENTRY INTO THE PROVINCE OF ALBERTA THROUGH TWO JOINT VENTURES

Houston, Texas–October 24, 2024 – Epsilon Energy Ltd. (“Epsilon” or the “Company”) (NASDAQ: EPSN) today reported the signing of definitive agreements to form a joint venture in the Garrington and Harmattan areas of Alberta, Canada, in the Western Canadian Sedimentary Basin.

In partnership with a leading Calgary-based private operator, Epsilon will earn a 25% working interest in undeveloped lands, covering approximately 30,000 gross acres (majority held by production) in the Garrington area, targeting horizontal development of the liquids-focused Glauconitic and Ellerslie formations (Mannville), and approximately 130,000 gross acres (majority held by production) in the Harmattan area, targeting horizontal development of the liquids-focused Upper Viking formation.

The Company estimates the joint venture area holds over 25 2-mile locations in the Mannville. Offset wells exhibit attractive economics, driven by mid-teens effective royalty rates and drilling and completion costs per well estimated at $600-700 CAD per completed lateral foot. The large contiguous Harmattan acreage is more speculative due to varied historical results but represents a large upside opportunity through multiple targets and potential completion optimization.

Consideration will be in the form of up to a $12 million CAD development carry, with $10 million CAD to be deployed over a minimum of 4 gross horizontal wells (minimum 1.5-mile laterals), drilled and completed over a 12-month period from December 1, 2024, with the operator’s option for 2 additional gross horizontal wells (minimum 1.5 mile laterals), drilled and completed over a 12 month period from December 1, 2025. The operator will maintain a minimum 20% working interest during the carry period.

Additionally, the Company entered a joint venture in the Killam area of Alberta, Canada, in the Western Canadian Sedimentary Basin in April of 2024. In partnership with a different Calgary-based private operator, Epsilon acquired a 50% working interest in undeveloped lands, covering 14,000 gross acres, targeting development of the liquids-focused Mannville formation. Consideration was $1.4 million CAD, and the Company committed to participate in two wells during 2024.

The project is a proof of application of multi-leg open hole horizontal wells which have proven successful in other parts of Alberta. The drilling of the initial two wells in August and September 2024 has yielded one commercial discovery currently on production and a second prospect unable to be properly evaluated due to mechanical issues. Gross drilling and completion costs are approximately $2 million CAD ($1 million CAD net to Epsilon) per well.

Epsilon is a Canadian domiciled company and there are several corporate advantages to establishing a Canadian business. Among these are the substitution of cash transfers from Epsilon’s US subsidiaries to the Canadian parent to fund dividends and share repurchases, removing the levy of US federal withholding taxes on such transfers. Also, Epsilon holds a large net operating loss position in Canada, allowing for high margin after-tax future cash-flows.

Jason Stabell, Epsilon’s Chief Executive Officer, commented, “As previously communicated, we have been evaluating potential Canadian projects over the last year. We are excited to announce a new project area in Alberta that fits our strategic focus of drill bit weighted investments with attractive full cycle returns and meaningful follow-on investment runway (inventory). For a small amount of up-front capital, we will establish a third primary area to deploy capital in a proven hydrocarbon system and more than double our company leasehold (after the carry is satisfied), while also increasing our liquids exposure. With the deal signed this week, we are partnered with a well-capitalized leading private player in the basin. Importantly, this acreage is largely held by production, affording the ability to opportunistically develop these resources as market conditions warrant.”

About Epsilon

Epsilon Energy Ltd. is a North American onshore focused independent exploration and production company engaged in the acquisition, development, gathering and production of oil and gas reserves. Our primary areas of operation are the Marcellus basin in Northeast Pennsylvania and the Central Basin Platform in the Permian basin. For more information, please visit www.epsilonenergyltd.com, where we routinely post announcements, updates, events, investor information, presentations, and recent news releases.

Forward-Looking Statements

Certain statements contained in this news release constitute forward looking statements. The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, ‘may”, “will”, “project”, “should”, ‘believe”, and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated. Forward-looking statements are based on reasonable assumptions, but no assurance can be given that these expectations will prove to be correct and the forward-looking statements included in this news release should not be unduly relied upon.

Contact Information:

281-670-0002

Jason Stabell
Chief Executive Officer
Jason.Stabell@EpsilonEnergyLTD.com

Andrew Williamson
Chief Financial Officer
Andrew.Williamson@EpsilonEnergyLTD.com